Exhibit 16.1

December 14, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Getaround, Inc. (formerly known as Interprivate II Acquisition Corp.) included under Item 4.01 of its Form 8-K dated December 14, 2022. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K. We are not in a position to agree or disagree with other statements of Getaround, Inc. (formerly known as Interprivate II Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

/gcp